                                                                    Exhibit 10.2









                            ASSET PURCHASE AGREEMENT


                                   dated as of


                                  March 3, 1997


                                      among


                       PROCESS TECHNOLOGY HOLDINGS, INC.,


                            W.S. TYLER, INCORPORATED


                                       and


                    CONTINENTAL CONVEYOR & EQUIPMENT COMPANY

                                TABLE OF CONTENTS
                                -----------------

SECTION                                                                    PAGE
                                 R E C I T A L S..........................  1

ARTICLE 1

                                      DEFINITIONS.........................  1
    1.1  Definitions......................................................  1

                                    ARTICLE 2

      SALE OF ASSETS, ASSUMPTION OF LIABILITIES
                               AND RELATED TRANSACTIONS................... 10
    2.1  Purchase and Sale of Assets.  ................................... 10
    2.2  Assumption of Certain Liabilities.  ............................. 13
    2.3  Purchase Price and Allocation.................................... 15
    2.4  Payment of Purchase Price; Working Capital
         Adjustment....................................................... 15

                                    ARTICLE 3

                                    CLOSING............................... 16
    3.1  Closing Date..................................................... 16
    3.2  Items to be Delivered at the Closing By Seller................... 17
    3.3  Items to be Delivered at the Closing by Buyer.................... 18

                                    ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF SELLER............... 18
    4.1  Organization and Related Matters................................. 18
    4.2  Financial Statements; Changes; Contingencies..................... 19
    4.3  Material Contracts............................................... 20
    4.4  Condition of Property............................................ 21
    4.5  Intellectual Property............................................ 21
    4.6  Authorization; No Conflicts...................................... 22
    4.7  Legal Proceedings................................................ 22
    4.8  Minute Books..................................................... 22
    4.9  Accounting Records............................................... 23
    4.10 Insurance........................................................ 23
    4.11 Permits.......................................................... 23
    4.12 Compliance with Law.............................................. 23
    4.13 Employee Benefits................................................ 23
    4.14 Certain Interests................................................ 25
    4.15 No Brokers or Finders............................................ 25
    4.16 Inventory........................................................ 25
    4.17 Environmental Compliance......................................... 26
    4.18 Labor Contracts.................................................. 26
    4.19 Overtime, Back Wages, Vacation and Minimum Wages................. 26
    4.20 Discrimination, Occupational Safety and Other
         Statutes and Regulations......................................... 26
    4.21 Suppliers and Customers.......................................... 27
    4.22 Disclosure....................................................... 27

    4.23 Warranty and Product Liability Claims............................ 27

ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF BUYER............... 27
    5.1  Organization and Related Matters................................. 27
    5.2  Authorization.................................................... 27
    5.3  No Conflicts..................................................... 28
    5.4  No Brokers or Finders............................................ 28
    5.5  Legal Proceedings................................................ 28
    5.6  WARN Act......................................................... 28

                                    ARTICLE 6

PRE-CLOSING COVENANTS .................................................... 29
    6.1  Access........................................................... 29
    6.2  Conduct of Business.............................................. 29
    6.3  Notification of Certain Matters.................................. 30
    6.4  Permits and Approvals; Third Party Consents...................... 31
    6.5  Preservation of Business Prior to Closing Date................... 31
    6.6  Bulk Transfer Laws............................................... 31
    6.7  Benefit Plans.................................................... 31
    6.8  Backlog.......................................................... 32

                                    ARTICLE 7

                              POST-CLOSING COVENANTS...................... 32
    7.1  Noncompetition................................................... 32
    7.2  Nondisclosure of Proprietary Data................................ 32
    7.3  Tax Cooperation.................................................. 33
    7.4  Employment Matters............................................... 33
    7.5  Retention and Access to Records.................................. 36
    7.6  Trademark License................................................ 36
    7.7  Liability for Failure to Close................................... 36
    7.8  Accounts Receivable.............................................. 37
    7.9  Product Warranty................................................. 38

ARTICLE 8

                                CONDITIONS OF PURCHASE.................... 38
    8.1  General Conditions............................................... 38
    8.2  Conditions to Obligations of Buyer............................... 39
    8.3  Conditions to Obligations of Seller.............................. 40

                                    ARTICLE 9

                     TERMINATION OF OBLIGATIONS; SURVIVAL................. 41
    9.1  Termination of Agreement......................................... 41
    9.2  Effect of Termination............................................ 42
    9.3  Survival of Representations and Warranties....................... 42

                                   ARTICLE 10

                                     INDEMNIFICATION...................... 42
    10.1 Obligations of Seller............................................ 42
    10.2 Obligations of Buyer............................................. 43
    10.3 Procedure........................................................ 43
    10.4 Limitations on Indemnification................................... 45
    10.5 Survival......................................................... 45
    10.6 Not Exclusive Remedy............................................. 46
    10.7 Offset........................................................... 46

                                   ARTICLE 11

                                    GENERAL............................... 47
    11.1 Amendments; Waivers.............................................. 47
    11.2 Schedules; Exhibits; Integration................................. 47
    11.3 Best Efforts; Further Assurances................................. 47
    11.4 Governing Law.................................................... 48
    11.5 No Assignment.................................................... 48
    11.6 Headings......................................................... 48
    11.7 Counterparts..................................................... 48
    11.8 Publicity and Reports............................................ 48
    11.9 Confidentiality.................................................. 48
    11.10     Parties in Interest......................................... 49
    11.11     Notices..................................................... 49
    11.12     Expenses.................................................... 51
    11.13     Remedies; Waiver............................................ 51
    11.14     Knowledge Convention........................................ 51
    11.15     Representation By Counsel; Interpretation................... 52
    11.16     No Consequential Damages.................................... 52
    11.17     Submission to Jurisdiction.................................. 52
    11.18     Waiver of Jury Trial........................................ 52

                                    Exhibits
                                    --------

EXHIBIT A        Bill of Sale and Assignment
EXHIBIT B        [Intentionally Omitted]
EXHIBIT C        Trademark License
EXHIBIT D        Assumption Agreement
EXHIBIT E        Form of Lease Assignment
EXHIBIT F        Form of Use Agreement


                                    Schedules
                                    ---------

SCHEDULE 1.1B          Business Employees; Non-Retained
                         Employees; Media Employees
SCHEDULE 1.1Bf         Buyer's Signing Financials
SCHEDULE 1.1Le         Leased Real Property
SCHEDULE 1.1Li         Licensed Trademarks
SCHEDULE 1.10          Owned Real Property
SCHEDULE 1.1P          Pueblo Facility Lease Terms
SCHEDULE 2.1(a)                Certain Purchased Assets
SCHEDULE 2.1(b)                Certain Excluded Assets
SCHEDULE 2.2(a)                Certain Assumed Liabilities
SCHEDULE 2.3           Allocation of Purchase Price
SCHEDULE 4.1           Certain States
SCHEDULE 4.2           Certain Financial Statements
SCHEDULE 4.2(c)                Certain Other Liabilities
SCHEDULE 4.3           Material Contracts
SCHEDULE 4.3A          Contracts Modified or Terminated
                         List
SCHEDULE 4.4           Condition of Property
SCHEDULE 4.5           Intellectual Property
SCHEDULE 4.6           Authorization
SCHEDULE 4.10          Insurance
SCHEDULE 4.11          Certain Permits
SCHEDULE 4.13          Employee Benefits
SCHEDULE 4.17          Environmental
SCHEDULE 4.21          Certain Suppliers and Customers
SCHEDULE 4.23          Warranty and Product Liability Claims
SCHEDULE 7.4(b)(ii)    Seller's Medical Coverage Costs
SCHEDULE 7.4(c)                Business Employee Severance

                            ASSET PURCHASE AGREEMENT


                  Asset Purchase Agreement ("Agreement") dated as of March
3, 1997, among PROCESS TECHNOLOGY HOLDINGS, INC. (as to the provisions in
Section 10.1 and Section 7.7 only) ("Holdings"), W.S. TYLER, INCORPORATED, an Ohio corporation ("Seller" and, collectively with Holdings, the "Selling Parties"), and CONTINENTAL CONVEYOR & EQUIPMENT COMPANY, a Delaware corporation ("Buyer").

                                 R E C I T A L S

                  WHEREAS, except to the extent otherwise set forth in this Agreement, Seller owns all of the assets used or held for use by its Hewitt-Robins Conveyor Components Division (the "Division") in connection with the conveyor component manufacturing business currently conducted by the Division at the Pueblo Facility and at the West Caldwell Facility (the "Business").

                  WHEREAS, Seller has invited Buyer to perform and Buyer has performed certain due diligence and business investigations with respect to the Business, with the intention that Buyer form its own conclusions regarding the condition and value of the business, property, liabilities, contracts and related matters of the Business pursuant to the parties' express intention that the sale of the Business be without representation or warranty by Seller, express or implied, except as specifically set forth herein.

                  WHEREAS, Seller desires to sell, and Buyer desires to purchase such assets on the terms and conditions set forth in this Agreement.

                                A G R E E M E N T

                  In consideration of the mutual promises contained herein and intending to be legally bound, the parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

                  1.1      DEFINITIONS.

                  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires,

                  (a) the terms defined in this Article 1 have the meanings assigned to them in this Article 1 and include the plural as well as the singular,

                  (b) all accounting terms not otherwise defined herein have the meanings assigned under GAAP,

                  (c) all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

                  (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and

                  (e) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

                  As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply:

                  "Action" means any action, complaint, investigation, petition, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

                  "Affiliate" means a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

                  "Agreement" means this Agreement as amended or supplemented together with all Exhibits and Schedules attached or incorporated by reference.

                  "Approval" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

                  "Assumed Liabilities" has the meaning specified in
Section 2.2(a).

                  "Assumption Agreement" means the Assumption Agreement dated as of the Closing Date executed and delivered by Buyer and Seller, in substantially the form of Exhibit D.

                  "Benefit Arrangements" means all life and health insurance, hospitalization, savings, bonus, incentive compensation, individual employment contract, consulting contracts, termination, severance pay, holiday, vacation, termination, severance pay, sick pay, sick leave, disability, tuition refund, relocation, fringe benefit, collective bargaining agreements and other policies or practices of the Division providing employee or executive compensation or benefits to Business Employees.

                  "Business" has the meaning specified in the Recitals to this Agreement.

                  "Business Employees" means those persons employed by Seller in connection with the Business as set forth on Schedule 1.1B, and any additional persons hired by Seller in the ordinary course in connection with the Business between the date hereof and the Closing Date.

                  "Buyer's Signing Financials" means the audited Balance Sheet of the Business for calendar year 1996 and the audited Income Statement for calendar year 1996 prepared by E & Y at Buyer's sole cost and expense and annexed hereto as Schedule 1.1Bf

                  "Buyer Terminated West Caldwell Employee" has the meaning specified in Section 7.4(b).

                  "Closing" means the consummation of the transaction contemplated by this Agreement.

                  "Closing Balance Sheet" has the meaning specified in Section 2.4(c).

                  "Closing Date" means the date of the Closing.

                  "Closing Date Working Capital" means, as at the Closing Date, the excess of Current Assets over Current Liabilities.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Collective Bargaining Agreement" has the meaning specified in Section 4.18.

                  "Contract" means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease or license.

                  "Current Assets" means, as at any date of determination, the total assets of the Division which may properly be classified as current assets in conformity with GAAP, excluding (i) accounts receivable and (ii) cash.

                  "Current Liabilities" means, as at any date of determination, the total liabilities of the Division which may properly be classified as current liabilities in conformity with GAAP.

                  "Deductible" has the meaning specified in Section 10.4.

                  "Division" has the meaning specified in the Recitals to this Agreement.

                  "Encumbrance" means any claim, charge, lease, covenant, easement, encumbrance, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations promulgated thereunder.

                  "ERISA Affiliate" means an entity that would be treated as a single employer with the Seller under Section 414 of the Code.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Excluded Assets" has the meaning specified in Section 2.1(a).

                  "Excluded Liabilities" has the meaning specified in Section 2.2(b).

                  "E & Y" has the meaning specified in Section 2.4(b).

                  "GAAP" means generally accepted accounting principles in the United States of America, as in effect from time to time.

                  "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

                  "Hazardous Substance" means (but shall not be limited to) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Laws as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or "EP toxicity," and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.

                  "High Yield Offering" means Buyer's public offering of its high yield debt securities underwritten by Donaldson Lufkin & Jenrette Securities Corporation.

                  "Holdings" has the meaning assigned that term in the introduction to this Agreement.

                  "Income Tax" means a tax imposed on or measured by net income, net worth or net capital, together with any interest or any penalty, addition to tax or additional amount imposed with respect thereto.

                  "Indemnifiable Claim" means any Loss for or against which any party is entitled to indemnification under this Agreement; "INDEMNIFIED PARTY" means the party entitled to indemnity hereunder; and "INDEMNIFYING PARTY" means the party obligated to provide indemnification hereunder.

                  "Intellectual Property" means any trade secret, secret process, inventions, invention rights, processes (including, without limitation, all formulae and processes for the production of the goods manufactured by the Business), and all know-how, drawings, blue prints, computer software (to the extent transferable without consent), specifications, designs, technology, data, product development information and rights, lab notebooks, trade secrets, and other proprietary information, and any and all Marks.

                  "Inventory" has the meaning specified in Section 2.1(a).

                  "IRS" means the Internal Revenue Service or any successor entity.

                  "ISRA" has the meaning specified in Section 8.1.

                  "Law" means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

                  "Lease Assignment" means the Lease Assignment dated as of the Closing Date executed and delivered by Seller and Buyer, substantially in the form of Exhibit E annexed hereto.

                  "Lease" means the Lease Agreement between Dowel Associates, a New Jersey partnership, and Seller (as successor in interest to Hewitt-Robins Corporation), dated as of July 23, 1990, as amended by that certain Amendment to Lease dated as of March 31, 1995.

                  "Leased Real Property" means the real property set forth on
Schedule 1.1Le.

                  "Licensed Trademarks" means those Marks set forth on Schedule 1.1Li.

                  "Loss" means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified person.

                  "Mark" means any brand name, copyright, patent, service mark, trademark, tradename, and all registrations or application for registration of any of the foregoing.

                  "Material Adverse Effect" means a material adverse effect on
(i) the business, operations, properties, assets, prospects or condition (financial or otherwise) of the Business or (ii) on Seller's ability to perform its obligations under this Agreement.

                  "Material Contract" means any Contract that Seller is a party to that is material to the Business as of the date hereof; PROVIDED that (i) a Contract shall be deemed to not be material to the Business unless such Contract
(A) provides that the aggregate amount of consideration paid by or to the Seller pursuant to the terms of such Contract is in an amount in excess of $50,000 or
(B) is a supply contract, distributorship agreement, manufacturer representation agreement, employment contract, consulting agreement, union contract, license of Intellectual Property, confidentiality agreement, noncompete agreement or any other Contract, in each case that was entered into outside of the ordinary course of business of the Business and (ii) notwithstanding anything to the contrary contained in this definition, the Lease shall be deemed to be a Material Contract.

                  "Media Division Assets" means the assets, rights, privileges, claims and Contracts owned by Seller and used in connection with the business conducted by the W.S. Tyler, Incorporated Media Division including, without limitation, any of Seller's Intellectual Property related to such business and any tangible property related to such business.

                  "Media Employees" means those Business Employees set forth on Part (iii) of Schedule 1.1B.

                  "Multiemployer Plan" means a Pension Plan which is a multiemployer plan as defined in Section 3(37)(A) of ERISA.

                  "Neutral Auditors" has the meaning specified in Section
2.4(c).

                  "NJDEP" has the meaning specified in Section 8.1.

                  "Order" means any decree, injunction, judgment, order, ruling, assessment or writ.

                  "OSHA" has the meaning specified in Section 4.21.

                  "Other Businesses" means Seller's businesses other than the Business.

                  "Owned Real Property" means the real property set forth on
Schedule 1.10.

                  "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

                  "Pension Plan" means any Plan that is an "employee benefit pension plan" as such term is defined in Section 3(2) of ERISA.

                  "Permit" means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

                  "Permitted Exception" means any Encumbrance that (i) is reflected in the financial statements referred to herein that have been delivered to Buyer, (ii) is not material in amount, (iii) constitutes a statutory lien arising in the ordinary course of business of the Business, (iv) does not in the aggregate materially detract from the value of the encumbered Purchased Asset or materially interfere with the use of the encumbered Purchased Asset in the ordinary course of business of the Business as conducted as of the date hereof,
(v) is a lien for Taxes (A) not yet delinquent or (B) the validity of which are being contested in good faith by appropriate actions or (vi) does not materially impair or adversely affect the Business, taken as a whole.

                  "Person" means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

                  "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, educational assistance, relocation assistance, cafeteria, life, health, accident, disability, workers compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including but not limited to any "employee benefit plan" within the meaning of
Section 3(3) of ERISA, which provides compensation or benefits to Business Employees.

                  "Prepaid Expenses" has the meaning specified in
Section 2.1(a).

                  "Pueblo Facility" means the manufacturing facility of Seller located at 129 Enterprise Drive, Pueblo West, Colorado 81007.

                  "Pueblo Lease" means the Lease Agreement dated as of the Closing Date executed and delivered by Seller and Buyer, which shall (i) incorporate each of the terms and conditions set forth on Schedule 1.1P, (ii) be in the form of a triple net lease for a manufacturing facility located in Colorado and (iii) otherwise be in form and substance reasonably satisfactory to Buyer and Seller.

                  "Pueblo Non-Retained Employee" means (x) each Business Employee listed in Part (i) of Schedule 1.1B and (y) any additional persons hired by Seller in connection with the Pueblo Facility between the date hereof and the Closing Date who are necessary or advisable (in the reasonable discretion of Seller) to conduct the Business in accordance with Section 6.2.

                  "Purchase Price" has the meaning specified in Section 2.3.

                  "Purchased Assets" has the meaning specified in Section
2.1(a).

                  "Resolution Period" has the meaning specified in Section
2.4(b).

                  "Seller's Accounts" has the meaning specified in Section 7.8.

                  "Severance Plan" means those of Seller's Benefit Arrangements, Plans and collective bargaining agreements (other than any Pension Plan) that provide for payment(s) on or following an employee's termination of employment or separation from service, without regard to whether such payment is a flat dollar amount, is based on the employee's years of service, or is deemed to be payment in lieu of notice.

                  "Side Letter" means that certain letter agreement dated as of the date hereof by and between Seller and Buyer.

                  "Tax" means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any Governmental Entity, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.

                  "Tax Return" means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes.

                  "Trademark License" means the Trademark License dated as of the Closing Date executed and delivered by Seller and Buyer, substantially in the form of Exhibit C, pursuant to which Seller shall license the Licensed Trademarks for certain limited uses for a period that shall terminate on the second anniversary of the Closing Date.

                  "Use Agreement" means the Use Agreement dated as of the Closing Date executed and delivered by Seller and Buyer, which is substantially in the form of Exhibit F annexed hereto and shall otherwise be in form and substance reasonably satisfactory to Seller and Buyer.

                  "WARN Act" has the meaning specified in Section 5.6.

                  "West Caldwell Facility" means the warehouse and administrative facility of Seller located at 40 Fairfield Place, West Caldwell, New Jersey 07006.

                  "West Caldwell Non-Retained Employee" means each Business Employee listed in Part (ii) of Schedule 1.1B and (y) any additional persons hired by Seller in connection with the West Caldwell Facility between the date hereof and the Closing Date who are necessary or advisable (in the reasonable discretion of Seller) to conduct the Business in accordance with Section 6.2.

                  "Year-End Working Capital" means, as at December 31, 1996, the excess of Current Assets over Current Liabilities, as determined by reference to the Financial Statements set forth in Schedule 4.2.

                  "Welfare Plans" mean all Plans which are employee welfare benefit plans as defined in Section 3(1) of ERISA.


                                    ARTICLE 2

                    SALE OF ASSETS, ASSUMPTION OF LIABILITIES
                            AND RELATED TRANSACTIONS

                  2.1      PURCHASE AND SALE OF ASSETS.

                  (a) PURCHASED ASSETS. Subject to the terms and conditions of this Agreement, on the Closing Date Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of the assets, properties, rights, privileges, claims and contracts owned or leased by Seller and used or held for use by the Division in connection with the Business (the "Purchased Assets"), except the assets identified in Section 2.1(b) (the "Excluded Assets"). The Purchased Assets shall include the items set forth on Schedule 2.1(a), except as changed by assets acquired or disposed of in the ordinary course of business of the Business in compliance with Section 6.2 hereof after the date thereof, and also shall include the following:

                            (i) Seller's leasehold interest in the Leased Real Property.

                           (ii) All fixtures and improvements attached to the Leased Real Property.

                           (iii) All machinery, apparatus, furniture and fixtures, materials, supplies, motor vehicles, and other equipment of every type which is (A) owned or leased by Seller and (B) used by the Division in connection with the Business.

                           (iv) All inventory of usable goods, including all merchandise, raw materials, work in progress, finished products and other tangible personal property used or held for sale by the Division in connection with the Business as of the date hereof (the "Inventory"), together with any additions thereto and subject to any reductions therefrom received or incurred by the Division in connection with the Business in the ordinary course in compliance with Section 6.2 hereof after the date hereof through the Closing Date.

                            (v) All of Seller's rights and interests arising under or in connection with the Contracts to which Seller is a party which are directly related to the Business and other documents of the Division which are directly related to the Business, together with all advance payments thereon.

                           (vi) Seller's prepaid expenses directly related to the Business as of the date hereof set forth on Schedule 2.1(a) ("Prepaid Expenses"), together with any additions thereto and subject to any reductions therefrom made or accrued by Seller which are directly related to the Business in the ordinary course and in compliance with Section 6.2 hereof after the date hereof through the Closing Date.

                           (vii) Any cash owned by the Seller which is physically located at the Pueblo Facility.

                           (viii) Except as identified in Section 2.1(b), sales data, customer lists, information relating to customers, suppliers' names, mailing lists, and, if any, advertising matter, in each case to the extent directly related to the Business.

                           (ix) Except as identified in subsection 2.1(b) hereof, goodwill associated with the Business; all of the Division's books and records directly related to the Business and the Non-Retained Employees; and transferable Permits directly related to the Business.

                           (x) The payroll accounts set forth on Schedule
         2.1(a).

                  (b) EXCLUDED ASSETS. The assets that constitute Excluded Assets shall include only:

                           (i) The consideration delivered to Seller pursuant to this Agreement.

                           (ii) The right of Seller to enforce the
         representations, warranties, covenants and indemnities of Buyer under this Agreement, the Assumption Agreement, the Pueblo Lease, the Trademark License, the Lease Assignment, the Side Letter, the Use Agreement (if any) and any related agreements and the obligations of Buyer to pay, perform or discharge the liabilities and obligations of Seller assumed by Buyer under this Agreement, the Assumption Agreement, the Pueblo Lease, the Trademark License, the Lease Assignment, the Side Letter, the Use Agreement (if any) and any related agreements, and all other rights, including rights of indemnification, of Seller under this Agreement, the Assumption Agreement, the Pueblo Lease, the Trademark License, the Lease Assignment, the Side Letter, the Use Agreement (if any) and any related agreements.

                           (iii) All assets, rights, privileges, claims and Contracts owned by Seller and used in connection with the Other Businesses, including, without limitation, the Media Division Assets.

                           (iv) All credits, reserves and deposits with applicable Governmental Entities including, without limitation, those related to unemployment compensation and workers' compensation.

                           (v) All of Seller's insurance policies and any right, title and interest of Seller in and to any proceeds thereof or any claims thereunder or with respect thereto, in each case whenever arising.

                           (vi) All of Seller's deposit accounts other than the payroll accounts specified in Section 2.1(a)(xi).

                           (vii) All of Seller's Plans, any assets thereof, and the books and records related to such Plans.

                           (viii) The Marks set forth on Schedule 2.1(b).

                           (ix) Seller's articles of incorporation, non-transferable franchises, corporate seals, minute books, stock books and other corporate records having to do with the corporate organization and capitalization of Seller and all income tax records and nontransferable Permits.

                           (x) Seller's books of account related to the Other Businesses.

                           (xi) All refunds with respect to (A) Income Taxes attributable to periods of time that Seller was the owner of the Purchased Assets and (B) sales Taxes and property Taxes due and payable on or before the Closing Date.

                           (xii) All amounts owed, or reflected on the books of account of Seller as being owed, by Seller to the Business.

                           (xiii) Cash other than the cash referenced in Section 2.1(a)(vii).

                           (xiv) Seller's fee interest in the Owned Real
         Property.

                           (xv) All fixtures and improvements attached to the Owned Real Property.

                           (xvi) All of Seller's accounts receivable as of the date hereof arising from the Business, together with any additions thereto received or incurred by Seller after the date hereof through and including the Closing Date, the trade accounts receivable ledger dated as of the Closing Date, and any other documents or instruments related to such accounts receivable or useful in the collection thereof, including, without limitation, bills of lading, invoices, shipping documents, purchase orders, etc.

                           (xvii) The assets set forth on Schedule 2.1(b).

                  (c) To the extent that the assignment of any Contract, Permit or Approval issued or to be issued by any Governmental Entity relating to the Business or the Purchased Assets to be assigned to Buyer pursuant to this Agreement shall require the Approval of any party other than Seller, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach thereof. Seller shall use its reasonable commercial efforts, and shall cooperate where appropriate, to obtain any such Approval necessary to any such assignment. If any such Approval is not obtained, then Seller shall cooperate with Buyer in any reasonable arrangement requested by Buyer designed to provide to Buyer the benefits under any such Contract, Permit or Approval including enforcement of any and all rights of Seller against the other party thereto arising out of breach or cancellation thereof by such other party or otherwise. Notwithstanding anything to the contrary contained herein, in no event shall Seller's failure to assign any Contract, Permit or Approval result in an adjustment of the Purchase Price.

                  2.2      ASSUMPTION OF CERTAIN LIABILITIES.

                  (a) ASSUMED LIABILITIES. Buyer shall assume, shall take subject to and shall be liable for the following (collectively, the "Assumed Liabilities"):

                           (i) All Current Liabilities of the type listed on
                  Part (i) of Schedule 2.2(a).

                           (ii) Any and all liabilities or obligations incurred,
                  arising from or out of or in connection with the operation of the Business and the Purchased Assets after the Closing Date and whether or not incurred in the ordinary course of business.

                           (iii) The liabilities and obligations set forth on
                  Part (ii) of Schedule 2.2(a) annexed hereto.

                           (iv) Any other liabilities or obligations expressly
                  assumed by Buyer hereunder, or pursuant to (a) the Pueblo Lease, (b) the Lease Assignment, (c) the Assumption Agreement or (d) the Side Letter.

                  (b) LIABILITIES NOT ASSUMED. Buyer shall not assume, shall not take subject to and shall NOT be liable for any liabilities other than the Assumed Liabilities (all such liabilities other than the Assumed Liabilities, the "Excluded Liabilities"). Excluded Liabilities shall include but not be limited to:

                           (i) Any liabilities or obligations incurred, arising from or out of or in connection with the issuance, sale, repayment or repurchase of any of Seller's securities.

                           (ii) Any liabilities or obligations incurred, arising from or out of, in connection with or as a result of claims made by or against Seller whether before or after the Closing Date that arise out of the Other Businesses.

                           (iii) Any liabilities or obligations (whether assessed or unassessed) of Seller for (A) any Taxes arising by reason of the transactions contemplated herein, (B) Seller's Income Taxes and
         (C) sales Taxes and property Taxes due and payable on or before the Closing Date.

                           (iv) All fees and expenses of Seller in connection with the transactions contemplated herein.

                           (v) Any liabilities or obligations to stockholders or former stockholders of Seller.

                           (vi) Any liabilities or obligations of Seller incurred, arising from or out of or in connection with this Agreement or the events or negotiations leading up to this Agreement.

                           (vii) Any liabilities or obligations arising from or out of or in connection with any use, transportation, treatment, disposal or release of any Hazardous Substance(s) in connection with the Business at any location other than the Owned Real Property or the Leased Real Property prior to the Closing Date.

                           (viii) Any fines or penalties under any environmental Laws arising from or out of or in connection with the operation of the Business prior to the Closing Date.

                           (ix) Except as specifically referred to in Section 2.2(a), any liabilities or obligations arising before the Closing Date from or out of or in connection with (A) any pending or completed Action relating to the Business including, without limitation, Actions cited by current and former employees of the Business under OSHA or based upon any other theory of recovery, (B) the conduct of the Business or ownership of the Purchased Assets prior to the Closing Date, (C) products sold or services rendered by the Business prior to the Closing Date, whether in the nature of warranty or product liability claims.

                  2.3      PURCHASE PRICE AND ALLOCATION.

                  (a) The total purchase price (the "Purchase Price") to be paid to Seller by Buyer at the Closing for the Purchased Assets shall be (i) the assumption of the Assumed

Liabilities, PLUS (ii) $13,075,000 in cash, subject to certain adjustments as set forth in Section 2.4(b).

                  (b) The Purchase Price shall be allocated among the Purchased Assets and the Assumed Liabilities as set forth in Schedule 2.3. Seller and Buyer agree that their agreed upon allocation shall be used, reported and implemented for all federal, state, local and other tax purposes.

                  2.4      PAYMENT OF PURCHASE PRICE; WORKING CAPITAL
                           ADJUSTMENT.

                  (a) On the Closing Date, Buyer shall pay to Seller, by wire transfer or other immediately available funds, the Purchase Price.

                  (b) After the Closing Date, the Purchase Price shall be adjusted as follows:

                           (i) Within 30 days of the Closing Date, Buyer shall
                  cause Ernst & Young LLP ("E & Y") to prepare and deliver to Seller an unaudited balance sheet of the Business as at the Closing Date (the "Closing Balance Sheet"), prepared in accordance with GAAP consistently applied (including, without limitation, with respect to the Business as conducted by Seller), which sets forth the Closing Date Working Capital. Any fees and expenses incurred by Buyer in preparing the Closing Balance Sheet shall be paid by Buyer.

                           (ii) After receipt of the Closing Balance Sheet,
                  Seller and its accountants and attorneys shall have 30 days to review the Closing Balance Sheet. In addition, Seller and its accountants and attorneys shall be given reasonable access to the premises of Buyer, to its books, records and work papers, and to the appropriate personnel at Buyer for purposes of confirming the Closing Balance Sheet. Unless Seller notifies Buyer to the contrary in writing within such 30-day period pursuant to clause (iii) below, Seller shall be deemed to have accepted the Closing Balance Sheet and such Closing Balance Sheet shall be conclusive and binding on Seller and Buyer. Any fees and expenses incurred by Seller in undertaking such review shall be paid by Seller.

                           (iii) If Seller takes exception to any aspect of the
                  Closing Balance Sheet or the
                  preparation thereof, Seller shall notify Buyer of such exception in writing on or prior to the 30th day after Seller's receipt of the Closing Balance Sheet. Unless resolved by the parties within 10 days (the "Resolution Period"), such exception or exceptions shall be submitted to a firm of nationally recognized independent public accountants (the "Neutral Auditors') selected by mutual agreement of Seller and Buyer within five days after the expiration of the Resolution Period or, in the absence of such mutual agreement, by a firm of nationally recognized independent public accountants selected by lot after eliminating Seller's principal outside accountants, E & Y, Buyer's principal outside accountants, if different from E & Y, and one additional firm designated as objectionable by each of Seller and Buyer. Each party agrees to execute a reasonable engagement letter, if requested to do so by the Neutral Auditors. The Neutral Auditors, within 45 days after their selection shall make a determination of all issues in dispute, which determination shall be set forth in a written statement delivered to Seller and Buyer and shall be binding and conclusive as among the parties hereto absent fraud or manifest effort. All fees and expenses relating to the work performed by the Neutral Auditors shall be borne equally by Seller and Buyer.

                           (iv) The Purchase Price shall be adjusted upon the
                  happening of (A) the acceptance of the Closing Balance Sheet by Seller, as evidenced by written notice thereof to Buyer,
                  (B) the deemed acceptance of the Closing Balance Sheet by Seller pursuant to clause (ii) hereof, or (C) the resolution of the parties or the delivery of the statement of the Neutral Auditors pursuant to clause (iii) above. If the Closing Date Working Capital (after taking into account any changes resulting from the mutual agreement of the parties or the statement of the Neutral Auditors, if any) is less than the Year-End Working Capital, then Seller shall pay to Buyer, by wire transfer or other immediately available funds, the difference between the Year-End Working Capital and the Closing Date Working Capital. Any payment made pursuant to this clause (iv) shall be deemed to be an adjustment in Purchase Price.

                                    ARTICLE 3

                                     CLOSING

                  3.1      CLOSING DATE.

                  Upon the terms and subject to the conditions set forth in this Agreement, the Closing of the transaction shall take place at the offices of O'Melveny & Myers LLP, 153 East 53rd Street, New York, New York 10022, on March 31, 1997, or at such other location or time as Seller and Buyer may agree in writing, but in no event later than the earlier of (i) three days after Buyer's receipt of the proceeds (net of fees, commissions and underwriting discounts) of the High Yield Offering and (ii) April 7, 1997.

                  3.2      ITEMS TO BE DELIVERED AT THE CLOSING BY
                           SELLER.

                  At the Closing, Seller shall deliver or cause to be delivered to Buyer:

                  (a) A Bill of Sale and Assignment, in substantially the form of Exhibit A.

                  (b) The Lease Assignment.

                  (c) The Pueblo Lease.

                  (d) The Trademark License.

                  (e) Such other instruments of transfer necessary or appropriate to transfer to and vest in Buyer all of Seller's right, title and interest in and to the Purchased Assets.

                  (f) All documentation required to exempt Seller from the withholding requirement of Section 1445 of the Code, consisting of (a) an affidavit from Seller to Buyer stating under penalty of perjury that Seller is not a foreign person and providing Seller's U.S. taxpayer identification number, or (b) a sworn affidavit of Seller that it is not a "U.S. real property holding corporation," as defined in Section 897 of the Code or (c) a "qualifying statement" obtained by Seller from the Internal Revenue Service.

                  (g) The certificates, consents and other documents referred to herein as then deliverable by Seller.

'


                  (h) The keys to all locks located on or in the Purchased Assets (and any and all cards, devices or things necessary to access any Purchased Assets).

                  In addition, in the event that Seller elects (in its sole discretion) on or before the Closing Date to enter into the Use Agreement, Seller shall deliver the Use Agreement.

                  3.3      ITEMS TO BE DELIVERED AT THE CLOSING BY
                           BUYER.

                  At the Closing, Buyer shall deliver to Seller:

                  (a) The Purchase Price.

                  (b) The Assumption Agreement.

                  (c) The Pueblo Lease.

                  (d) The Lease Assignment.

                  (e) Such instruments as requested by any creditor, lessor or any other person whose consent is required to consummate the transactions contemplated by this Agreement to evidence the assumption by Buyer of the Assumed Liabilities.

                  (f) The certificates, consents and other documents referred to herein as then deliverable to Buyer.

                  In addition, in the event that Seller elects (in its sole discretion) on or before the Closing Date to enter into the Use Agreement, Buyer shall deliver the Use Agreement.


                                    ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents, warrants and agrees as follows:

                  4.1      ORGANIZATION AND RELATED MATTERS.

                  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Seller has all necessary corporate power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party. Seller has all necessary corporate power and authority to own the Purchased Assets and to carry on the Business as now conducted and is qualified to do business as a foreign corporation and is in good standing in the States of New Jersey and Colorado, and neither the conduct of the Business nor the ownership of the Purchased Assets requires the qualification of Seller as a foreign corporation in any other jurisdiction, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. Schedule 4.1 sets forth each State in which any employees or material assets of the Business are located, other than States in which assets or employees are located solely because such assets or employees are in transit.

                  4.2      FINANCIAL STATEMENTS; CHANGES; CONTINGENCIES.

                  (a) UNAUDITED FINANCIAL STATEMENTS. Seller has delivered to Buyer (i) the unaudited balance sheet for the Business at December 31, 1996, and
(ii) the related unaudited statements of operations for the twelve months then ended, each of which is set forth on Schedule 4.2. All such financial statements have been prepared in conformity with GAAP applied on a consistent basis (except for changes, if any, required by GAAP and disclosed therein). Such statement of operations presents fairly in all material respects the results of operations of the Business for the respective periods covered, and the balance sheet presents fairly in all material respects the financial condition of Seller as of December 31, 1996. Since December 31, 1996, there has been no change in any of the significant accounting policies, practices or procedures of Seller.

                  (b) ABSENCE OF CERTAIN CHANGES. Since December 31, 1996, there has not been, occurred or arisen:

                           (i) any change in the Purchased Assets or the Assumed Liabilities or the financial condition of the Business, other than in the ordinary course of business, none of which would have a Material Adverse Effect, or

                           (ii) any strike or other material labor dispute, or

                           (iii) any casualty, loss, damage or destruction (whether or not covered by insurance) which involves a loss of more than $100,000,

                           (iv) any material transaction other than in the ordinary course of business,

                           (v) any material cancellation, termination, amendment or grant of waiver of any Material Contract or of any material rights or claims arising thereunder, or

                           (vi) any purchase commitments in excess of the normal business requirement of the Business or a reduction in the aggregate dollar volume of backlog of sales or orders of the Business in excess of $150,000.

except, in each case, for changes affecting generally the material handling industry as a whole, including but not limited to changes in or affecting interest rates, securities markets, accounting principles, practices or conventions or applicable laws and regulations (it being understood that Buyer assumes the risks associated with changes of such type from and as of the date of this Agreement).

                  (c) NO OTHER LIABILITIES OR CONTINGENCIES. Seller does not have any liabilities of any material nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, probable of assertion or not, arising from or incurred in connection with the Business except such liabilities that (i) are reflected or disclosed in the financial statements referred to in subsection (a) above, (ii) were incurred after December 31, 1996 in the ordinary course of business or (iii) are set forth in Schedule 4.2(c).

                  (d) BUYER'S SIGNING FINANCIALS. Notwithstanding anything to the contrary contained herein, the parties hereto hereby expressly agree that
(i) Seller shall not be deemed to have breached any representations, warranties, covenants or agreements contained in this Agreement (including, without limitation, in this Section 4.2 or Section 4.22) or any related agreement due to any difference or discrepancy between the financial statements set forth in
Schedule 4.2 and Buyer's Signing Financials and (ii) any difference or discrepancy between the financial statements set forth in Section 4.2 and Buyer's Signing Financials, if any, has already been reflected in the Purchase Price as determined on the date hereof.

                  4.3      MATERIAL CONTRACTS.

                  Schedule 4.3 lists each contract directly related to the Business to which Seller is a party that is deemed a Material Contract under this Agreement. Unless otherwise so noted in Schedule 4.3, each such Contract was entered into in the ordinary course of business. True, correct and complete copies of the agreements appearing on Schedule 4.3, including all amendments and supplements, have been delivered to Buyer. Except as set forth in Schedule 4.3, each Material Contract is valid and binding. Seller has duly performed all its material obligations thereunder to the extent that such obligations to perform have accrued. No material breach or default, alleged material breach or default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by Seller (or, to the best knowledge of Seller, any other party or obligor with respect thereto), has occurred or as a result of this Agreement or its performance will occur. Except as set forth in
Schedule 4.3A, consummation of the transactions contemplated by this Agreement will not (and will not give any person a right to) terminate or modify any material rights of, or accelerate or augment any material obligation of, Seller. Except as set forth on Schedule 4.3, there are no material offsets, credits or defenses against or to any material rights of Seller under the Lease.

                  4.4      CONDITION OF PROPERTY.

                  (a) Except as set forth on Schedule 4.4, Seller has good and marketable title to each of the Purchased Assets, free and clear of any Encumbrances other than Permitted Exceptions. Except as set forth in the Schedules, Seller has all rights, power and authority to sell, convey, assign, transfer and deliver the Purchased Assets to Buyer in accordance with the terms of this Agreement. At the Closing, Seller shall deliver the Purchased Assets to Buyer, free and clear of any Encumbrances except for (i) Permitted Exceptions and (ii) monetary liens which will be removed of record at or prior to the Closing. The Purchased Assets are in a good state of maintenance and repair, have been regularly and appropriately maintained, repaired and replaced, are not materially defective except for ordinary wear and tear and are adequate for use in the Business. Except as set forth in Schedule 4.17, the Leased Real Property is, in all material respects, in appropriate condition for surrender to Dowel Associates, as landlord under the Lease, pursuant to the terms of the Lease.

                  (b) Except as set forth on Schedule 4.4, the Purchased Assets, the Owned Real Property and the Leased Real Property comprise all material property and interests used or held for use by Seller in the conduct of the Business. Seller has received no written notice of any proposed special assessments, nor any proposed material changes in property tax or land use laws affecting the Leased Real Property. Except as set forth on Schedule 4.4 annexed hereto, the Purchased Assets, the Owned Real Property and the Leased Real Property constitute substantially all of the assets necessary to conduct the Business consistent with past practices of Seller. Seller has made no material disposition of assets used or held for use in connection with the Business (other than inventory) during the twelve months preceding the date hereof.

                  4.5      INTELLECTUAL PROPERTY.
                           ----------------------

                  Schedule 4.5 lists any and all Marks and patents which are used in the Business. Except as set forth on Schedule 4.5, Seller has complete rights to and ownership of all material Intellectual Property required for use in connection with the Business. Seller does not use any material Intellectual Property in connection with the Business by consent of any other person and is not required to and does not make any material payments to others with respect thereto. Except as set forth on Schedule 4.5, the Intellectual Property of Seller used by Seller in connection with the Business is fully assignable free and clear of any Encumbrances other than Permitted Exceptions. Seller has in all material respects performed all obligations required to be performed by it, and is not in default in any material respect under any Material Contract relating to any of the foregoing.

                  None of the past or present employees, officers, directors, shareholders or affiliates of Seller has any rights in any material Intellectual Property of Seller. Except as set forth in Schedule 4.5, Seller has not granted any outstanding license or other rights to any material Intellectual Property owned by it, and Seller is not liable, and has not made any contract or arrangement whereby it may become liable, to any person for any royalty or other compensation for the use of any material Intellectual Property in connection with the Business. The Business, as presently conducted, does not materially infringe any Intellectual Property rights of others, and Seller has not been charged or, to the best of Seller's knowledge, threatened to be charged with any such infringement.

                  4.6      AUTHORIZATION; NO CONFLICTS.
                           ----------------------------

                  The execution, delivery and performance of this Agreement and any related agreements by Seller has been duly and validly authorized by the Board of Directors of Seller and by all other necessary corporate action on the part of Seller. This Agreement and any related agreements constitutes the legally valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally. Except as set forth in Schedule 4.6 annexed hereto, the execution, delivery and performance of this Agreement by Seller and the execution, delivery and performance of any related agreements or contemplated transactions by Seller will not materially violate, or constitute a material breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the charter documents or by-laws of Seller or any Material Contract of Seller, result in the imposition of any Encumbrance (other than Permitted Exceptions) against any of the Purchased Assets or violate any Law in a material respect. Schedule 4.6 lists all material Permits and Approvals required to be obtained by Seller to consummate the transactions contemplated by this Agreement.

                  4.7      LEGAL PROCEEDINGS.

                  There is no Order or Action pending, or, to the best knowledge of Seller, overtly threatened, against or affecting Seller in connection with the Business or any of the Purchased Assets, that individually or when aggregated with one or more other Orders or Actions if determined adversely would reasonably be expected to result in a liability in excess of $100,000. As of the date hereof, there is no Order or Action pending against, or, to the best knowledge of Seller, affecting Seller in connection with the Business or any of the Purchased Assets.

                  4.8      MINUTE BOOKS.

                  The minute books of Seller accurately reflect all material actions and proceedings taken since the date Seller acquired the Business by the respective shareholders, boards of directors and committees of Seller, and such minute books contain true and complete copies of the charter documents of Seller and all related amendments.

                  4.9      ACCOUNTING RECORDS.

                  Seller's records to be transferred hereunder accurately and validly reflect its material transactions directly related to the Business.

                  4.10     INSURANCE.

                  Schedule 4.10 lists all material insurance policies owned or held by the Seller which cover risk to the Purchased Assets, the Business, employees of the Seller directly related to the Business or potential liabilities to third parties arising from or in connection with the Business. Such insurance polices are in full force and effect. Seller has received no written notice from any insurer or agent of any intent to cancel such insurance policies.

                  4.11     PERMITS.

                  Schedule 4.11 annexed hereto lists all material Permits that are required by any Governmental Entity to permit Seller to conduct the Business. Seller is not in material default under or in material violation of any such Permit. To the best knowledge of Seller, no suspension, cancellation or termination of any of such material Permits is overtly threatened or imminent.

                  4.12     COMPLIANCE WITH LAW.

                  (a) Seller has conducted the Business in accordance with applicable Laws in all material respects, and the forms, procedures and practices of Seller are in material compliance with all such Laws.

                  (b) Seller is not in violation of any material ordinance, law or regulation of any Governmental Entity resulting from the current uses of, or the buildings or improvements on, the Owned Real Property or the Leased Real Property. No proceedings are pending or, to the best knowledge of Seller, overtly threatened for condemnation of all or any material part of the Owned Real Property of the Leased Real Property. All material structures located on the Owned Real Property and the Leased Real Property and used in connection with the Business are in good condition and repair, ordinary wear and tear excepted.

                  4.13     EMPLOYEE BENEFITS.

                  (a) Schedule 4.13 lists all Plans currently maintained by Seller (or any ERISA Affiliate) which provides or has provided benefits to or for any Business Employee within the most recent five years. Seller has delivered or made available to Buyer copies of each Plan, all amendments thereto, all related funding arrangements, all actuarial valuation reports for the most recent five years, all Forms 5500 with schedules thereto for the most recent five years; a copy of the most recent determination letter issued by the Internal Revenue Service for each Pension Plan; and a copy of the most recent summary plan description.

                  (b) Except as indicated on Schedule 4.13, each Plan and related funding arrangements (i) are in form and have been administered in material compliance with all applicable laws, including, without limitation, ERISA and the Code; (ii) each Pension Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification or has been submitted timely to the Internal Revenue Service for such a favorable determination; (iii) each trust maintained in conjunction with a Pension Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to the exemption thereof under Section 501(a) of the Code; (iv) none of the Pension Plans or related trusts, or any administrator or trustee thereof, or party-in-interest or disqualified person thereto has engaged in a transaction that could cause any of them to be liable for a material civil penalty under
Section 409 or 502(i) or any other section of ERISA or result in a material tax under Section 4975 or 4976 or any other section of Chapter 43 of Subtitle D of the Code; (v) all material amounts required to be paid by Seller to or pursuant to each of the Plans on or before the Closing Date have been paid within the time periods required by the Plans or by law; (vi) no Pension Plan has incurred any "accumulated funding deficiency," as defined in Section 412 of the Code; and
(vii) no "reportable event" within the meaning of Title IV of ERISA has occurred with respect to any Pension Plan subject thereto.

                  (c) Except as listed in Schedule 4.13, no Business Employees currently participate, or have participated within the last five years, in any Multiemployer Plan. Seller represents that the sale of the Business to Buyer shall not cause a withdrawal to occur with respect to any Multiemployer Plan. Seller represents that there are no unpaid withdrawal liability claims with respect to Seller or any ERISA Affiliate. No liability under Title IV of ERISA has been incurred by Seller that has not been satisfied in full, and no condition exists that presents a risk to Seller of incurring a material liability under Title IV other than liability for premiums due the Pension Benefit Guaranty Corporation. The PBGC has not instituted proceedings to terminate any Pension Plan in which Seller participates, and no condition exists that presents a risk that such proceedings will be instituted.

                  (d) Each Welfare Plan that provides medical benefits to Business Employees has been operated in compliance in all material respects with the requirements of Sections 601 through 608 of ERISA and Section 4980B of the Code ("COBRA"), relating to the continuation of coverage under certain circumstances in which coverage would otherwise cease. Seller represents that it will provide appropriate COBRA notices to each Business Employee whose medical coverage under Seller's Welfare Plans would cease as a result of the sale of the Business.

                  (e) Any Plan designed to satisfy the requirements of Section 125, Section 401(k), Section 409, Section 501(c)(9), Section 4975(e)(7), and/or
Section 4980B of the Code, satisfies such section in all material respects.

                  (f) Except as indicated on Section 4.13, there is no audit which in process by, or for which notification has been received from, the Internal Revenue Service, the Department of Labor or the PBGC, with respect to any Plan.

                  (g) Buyer shall have no liability with respect to any Plan except as assumed pursuant to Section 2.2(a), and shall have no obligation with respect to any Business Employee except as assumed pursuant to Section 2.2(a) or as set forth in Section 7.4.

                  4.14     CERTAIN INTERESTS.

                  No Affiliate of Seller nor any officer or director of any thereof has any material interest in any of the Purchased Assets or the Assumed Liabilities.

                  4.15     NO BROKERS OR FINDERS.

                  No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Seller or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transactions except Donaldson Lufkin & Jenrette, as to which Seller shall have full responsibility and Buyer shall have no liability; PROVIDED that Seller shall have no responsibility or liability with respect to any fees or commissions payable to Donaldson Lufkin & Jenrette or any of its Affiliates with respect to the High Yield Offering.

                  4.16     INVENTORY.

                  All items of Inventory are of a quantity and quality salable or useable in the ordinary course of the Business. All such Inventory is valued on the Seller's books at the lower of cost (calculated using the first-in, first-out valuation method) or market and have net realizable market values in the ordinary course of business of not less than their book value (less any reserve for obsolete inventory).

                  4.17     ENVIRONMENTAL COMPLIANCE.

                  Except as set forth in Schedule 4.17, (i) Seller has not, in connection with the Business, generated, used, transported, treated, stored, released or disposed of, or suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance in material violation of any Law; (ii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the Business which has created or would reasonably be expected to create any liability under any Law or which would require reporting to or notification of any Governmental Entity; (iii) no asbestos, polychlorinated biphenyl or underground storage tank is contained in or located at the Pueblo Facility or the West Caldwell Facility; and (iv) any Hazardous Substance handled or dealt with in any way in connection with the Business during Seller's ownership, has been and is being handled or dealt with in all respects in material compliance with all applicable Laws.

                  4.18 LABOR CONTRACTS. Except for the 1992-1995 Agreement Between Hewitt-Robins Corp., Division of W.S. Tyler, and International Association of Machinists and Aerospace Workers, A.F.L.-C.I.O., District 15 (as amended and extended by Appendix "A" to such agreement) (the "Collective Bargaining Agreement"), Seller is not a party to any collective bargaining agreement relating to the Business and there is no election or proceeding pending to recognize a union for any of Seller's employees relating to the Business, in each case as of the date hereof. There are no unfair labor practice or other administrative or court proceedings pending between Seller and its employees and there has not occurred within the past two years any material work stoppage or strike or any significant labor troubles at Seller's facilities, in each case as of the date hereof.

4.19 OVERTIME, BACK WAGES, VACATION AND MINIMUM WAGES. No present or former employee of the Business has a pending claim against Seller (whether under federal or state law) under any employment agreement, or otherwise, on account of or for (i) overtime pay, other than overtime pay for the current payroll period, (ii) wages or salary for any period other than the current payroll period, (iii) vacation or time off (or pay in lieu thereof), other than that earned in respect of the previous twelve months, or (iv) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work.

                  4.20 DISCRIMINATION, OCCUPATIONAL SAFETY AND OTHER STATUTES AND REGULATIONS. As of the date hereof, no person has a pending claim against Seller with respect to the Business arising out of any material breach or violation of any statute, ordinance or regulation relating to discrimination in employment or employment practices or occupational safety and health standards (including without limitation, The Occupational Safety and Health Act ("OSHA"), The Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, or the Age Discrimination in Employment Act of 1967).

                  4.21       SUPPLIERS AND CUSTOMERS. Except as set forth on
Schedule 4.21, no supplier or customer which accounted for more than five percent (5%) of the sales or purchases of the Business in both the fiscal year ended March 31, 1996 and the nine months ended December 31, 1996, and no other supplier or customer material to the Business (including, but not limited to, any supplier who is the sole source of supply of any product or service to the Business) has terminated or threatened to terminate its relationship with Seller since April 1, 1995.

                  4.22 DISCLOSURE. Neither this Agreement (including the Exhibits hereto) nor the financial statements set forth on Schedule 4.2 nor any certificate or information furnished by Seller under this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading, in each case as of the date thereof.

                  4.23 WARRANTY AND PRODUCT LIABILITY CLAIMS. Except as set forth on Schedule 4.23, now or at any time since February 12, 1992, Seller has not received notice of, nor has any person asserted against it, any material product liability or warranty claim relating to the Business or products or services offered or sold by the Business.


                                    ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                Buyer represents, warrants and agrees as follows:


                  5.1      ORGANIZATION AND RELATED MATTERS.

                  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all necessary corporate power and authority to carry on its business as now being conducted. Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party.

                  5.2      AUTHORIZATION.

                  The execution, delivery and performance of this Agreement and any related agreements by Buyer has been duly and validly authorized by the Board of Directors of Buyer and by all other necessary corporate action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

                  5.3      NO CONFLICTS.

                  The execution, delivery and performance of this Agreement and any related agreements by Buyer will not violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise under (a) the charter documents or bylaws of Buyer, (b) any Law to which Buyer is subject or (c) any Contract to which Buyer is a party that is material to the financial condition, results of operations or conduct of the business of Buyer.

                  5.4      NO BROKERS OR FINDERS.

                  No agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement or such transactions.

                  5.5      LEGAL PROCEEDINGS.

                  There is no Order or Action pending or to the best knowledge of Buyer, threatened against or affecting Buyer that individually or when aggregated with one or more other Actions has or might reasonably be expected to have a material adverse effect on Buyer's ability to perform this Agreement or any other aspect of the transactions contemplated by this Agreement.

                  5.6      WARN ACT.

                  Buyer is not planning or contemplating, and has not made or taken, any decisions or actions concerning the Non-Retained Employees after the Closing that would require the service of notice under the Worker Adjustment and Retraining Act of 1988 (the "WARN Act").


                                    ARTICLE 6

                              PRE-CLOSING COVENANTS

                  6.1      ACCESS.

                  Subject to applicable Laws and fiduciary and privacy obligations, Seller shall authorize and permit Buyer and its representatives to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of its businesses, to all of its properties, books, records, operating instructions and procedures, Tax Returns and all other information, in each case to the extent directly related to the Business, as Buyer may from time to time reasonably request, and to make copies of such books, records and other documents at Buyer's expense and to discuss the Business with the Division's officers, employees, accountants and counsel as Buyer considers reasonably necessary for the purposes of familiarizing itself with the Business, the Purchased Assets or the Assumed Liabilities, obtaining any necessary Approvals of or Permits for the transactions contemplated by this Agreement.


                  6.2      CONDUCT OF BUSINESS.

                  Seller shall not, without the prior consent in writing of Buyer (which may not be unreasonably withheld):

                  (a) conduct the Business except in the ordinary course consistent with past practices; or

                  (b) except as required by its terms, amend in any material respect, terminate or renegotiate any Material Contract or default (or take or omit to take any action that with or without the giving of notice or passage of time or both, would constitute a default) in any of its material obligations under any Material Contract; or

                  (c) terminate or fail to renew any existing material insurance coverage; or

                  (d) terminate, amend or fail to renew or preserve any material Permits; or

                  (e) incur or agree to incur any obligation or liability (absolute or contingent) directly related to the Business that individually calls for payment by Seller of more than $50,000 in any specific case or $250,000 in the aggregate; PROVIDED that notwithstanding anything to the contrary contained herein, the parties hereto expressly acknowledge and agree that Seller may purchase or otherwise establish a fully insured medical plan (or take such other action that, in Seller's sole discretion, will reduce and/or eliminate Seller's exposure on and after the Closing Date with respect to medical payments to persons who were Seller's employees on or before the Closing Date) with respect to any of Seller's employees, in each case and to the extent necessary or advisable in Seller's sole discretion; or

                  (f) sell, transfer, mortgage, encumber or otherwise dispose of any of the Purchased Assets and Assumed Liabilities, except (i) for dispositions of property not in excess of $100,000, (ii) in the ordinary course of business or (iii) as contemplated by this Agreement; or

                  (g) dispose of or permit to lapse any material Intellectual Property included in the Purchased Assets or the Licensed Trademarks or any rights to such Intellectual Property's use, except to the extent such disposal or lapse would be permitted by the terms of the Trademark License if it were then in effect; or

                  (h) fail to maintain or repair any material Purchased Asset in accordance with good and prudent maintenance and repair procedures; or

                  (i) agree to or make any binding commitment to take any action that is or would be prohibited by this Section 6.2; or

                  (j) terminate or enter into any customer orders, purchase agreements or distribution agreements that are or would be Material Contracts.

                  6.3      NOTIFICATION OF CERTAIN MATTERS.

                  Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (i) the occurrence, or failure to occur, of any event that would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date, (ii) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any event of which Seller obtains knowledge which has had or might reasonably be expected to have a Material Adverse Effect, except for changes affecting generally the material handling industry as a whole, including but not limited to changes in or affecting interest rates, securities markets, accounting principles, practices or conventions or applicable laws and regulations (it being understood that Buyer assumes the risks associated with changes of such type from and as of the date of this Agreement).

                  6.4      PERMITS AND APPROVALS; THIRD PARTY CONSENTS.

                  (a) Seller and Buyer shall cooperate and use their best efforts through and including the Closing Date to obtain (and will immediately prepare all registrations, filings and applications, requests and notices preliminary to obtaining all) Approvals and Permits that may be necessary or that may be reasonably requested by Buyer or Seller, as the case may be, to consummate the transactions contemplated by this Agreement. Seller shall cooperate with Buyer through and including the Closing Date in connection with Buyer obtaining any requisite Permits that Buyer needs in order to conduct the Business in the manner conducted by Seller as of the date hereof. Seller and Buyer shall furnish each other such necessary information and reasonable assistance as the other may request in connection with its preparation of necessary filings or submissions under the provisions of such laws.

                  (b) To the extent that the Approval of a third party with respect to any Material Contract or material Permit is required in connection with the transactions contemplated by this Agreement, Seller shall use its best efforts to obtain such Approval prior to the Closing Date and in the event that any such Approval is not obtained, Seller shall cooperate with Buyer to ensure that Buyer obtains the benefits of each such Material Contract or material Permit.

                  6.5      PRESERVATION OF BUSINESS PRIOR TO CLOSING DATE.

                  During the period beginning on the date hereof and ending on the Closing Date, Seller shall use its best efforts to preserve the Business and to preserve the good-will of customers, suppliers and others having business relations with Seller directly related to the Business.

                  6.6      BULK TRANSFER LAWS.

                  Prior to the Closing, Seller shall take all action necessary to comply with the bulk sales laws of any applicable jurisdiction, including but not limited to the timely publication, recordation, mailing and delivery of any and all statements, notices and other documents required by such bulk sales laws as are applicable.

                  6.7      BENEFIT PLANS.

                  Except as may be required by law or as may be necessary to continue the qualified status of any Benefit Arrangement or Plan under Section 401 of the Code, Seller shall not adopt, terminate, amend, extend or otherwise change any Benefit Arrangement or Plan affecting the Business Employees without the prior consent in writing of Buyer, which consent may not be unreasonably withheld or delayed, and Seller shall give Buyer prior written notice of Seller's intention to take any such action required by law or necessary to continue the qualified status of any Plans.

                  6.8      BACKLOG.

                  On the Closing Date, Seller shall deliver to Buyer a schedule setting forth the backlog of sales or orders of the Business as of the Friday that is at least 2 business days prior to the Closing Date. Seller has previously delivered to Buyer a schedule setting forth the backlog of sales or orders of the Business as of December 31, 1996.


                                    ARTICLE 7

                             POST-CLOSING COVENANTS

                  7.1      NONCOMPETITION.

                  (a) RESTRICTIONS ON COMPETITIVE ACTIVITIES. Seller agrees that, after the Closing, Buyer shall be entitled to the goodwill and going concern value of the Business and to protect and preserve the same to the maximum extent permitted by law. For these and other reasons and as an inducement to Buyer to enter into this Agreement, Seller agrees that for a period of five years after the Closing Date Seller will not, directly or indirectly, for its own benefit or as agent for another, carry on or participate in the ownership, management or control of, or be employed by, or consult for or otherwise render services to, any other present or future business enterprise that competes with

Buyer in the conveyor idler manufacturing, sales and distribution business anywhere in the world.

                  (b) EXCEPTIONS. Nothing contained herein shall limit the right of Seller as an investor to hold and make investments in securities of any corporation, limited partnership, business trust or other entity that is registered on a national securities exchange or admitted to trading privileges thereon or actively traded in a generally recognized over-the-counter market, provided Seller's equity interest therein does not exceed 5% of the outstanding voting shares or interests in such entity. Notwithstanding anything to the contrary contained in this Section 7.1, Seller may engage in the field of, and may be employed by, or consult for or otherwise render services to, any present or future business enterprise that competes with Buyer in the conveyor idler manufacturing, sales and distribution business anywhere in the world so long as Seller's services are insubstantial with respect to such conveyor idler manufacturing, sales and distribution business.

                  7.2      NONDISCLOSURE OF PROPRIETARY DATA.

                  After the Closing, neither Seller nor any of its representatives shall, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any trade secret or other proprietary data directly related to the Business that Seller or any representative of Seller may have learned as an owner or a shareholder, employee, officer or director of the Division or the Business. In addition, neither Seller nor any of its representatives shall make use of, divulge or otherwise disclose, directly or indirectly, to persons other than Buyer, any confidential information directly related to the Business that may have been learned in any such capacity.

                  7.3      TAX COOPERATION.

                  (a) After the Closing, Seller shall, and shall cause its Affiliates to, cooperate fully with Buyer in the preparation of all Tax Returns and shall provide, or cause to be provided at Seller's sole cost and expense, to Buyer any records and other information reasonably requested by Buyer in connection therewith as well as access to, and the cooperation of, Seller's accountants. After the Closing, Seller shall, and shall cause its Affiliates to, cooperate fully with Buyer in connection with any Tax investigation, audit or other proceeding relating to the Business. Any information obtained pursuant to this Section 7.3(a) or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other Schedule relating to Taxes shall be subject to Section 11.9.

                  (b) After the Closing, Buyer shall, and shall cause its Affiliates to, cooperate fully with Seller in the preparation of all Tax Returns and shall provide, or cause to be provided at Buyer's sole cost and expense, to Seller any records and other information reasonably requested by Seller in connection therewith as well as access to, and the cooperation of, Buyer's accountants. After the Closing, Buyer shall, and shall cause its Affiliates to, cooperate fully with Seller in connection with any Tax investigation, audit or other proceeding relating to the Business. Any information obtained pursuant to this Section 7.3(b) or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other Schedule relating to Taxes shall be subject to Section 11.9.

                  7.4      EMPLOYMENT MATTERS.

                  (a) PUEBLO NON-RETAINED EMPLOYEES; MEDIA EMPLOYEES. As of the Closing Date, Buyer shall offer employment to each Pueblo Non-Retained Employee and shall hold such offers open for no less than 5 business days after such offers are made. Such offers shall provide each Pueblo Non-Retained Employee with (A) employment at the Pueblo Facility, (B) compensation that is the same as the compensation provided to such Pueblo Non-Retained Employee by Seller as of the day before the Closing Date and (C) benefits substantially similar to those provided as of the date hereof by Buyer to those of its employees who are similarly situated. Seller shall assume, pay, discharge and be responsible for
(i) any and all liabilities (including, without limitation, any severance payments but excluding those liabilities assumed by Buyer pursuant to Section 2.2(a) and Section 7.4(h)) with respect to each Pueblo Non-Retained Employee who (x) Buyer offers employment to in accordance with the preceding two sentences of this Section 7.4(a) and (y) expressly declines such offer of employment and (ii) any and all liabilities (including any severance payments) with respect to the Media Employees. Notwithstanding anything to the contrary contained herein, in the event that Buyer offers employment to any of the Media Employees before, on or within one year after the Closing Date, Buyer shall promptly reimburse Seller for any and all costs, liabilities and expenses Seller incurred or will incur in connection with the termination of such Media Employees from and after the date hereof, including, without limitation, any and all severance payments, medical coverage, any other compensation or benefits and any other liabilities.

                  (b) West Caldwell Non-Retained Employees. As of the Closing Date, Buyer shall offer employment to each West Caldwell Non-Retained Employee and shall hold such offer open for no less than 5 business days after such offers are made. Such offers shall provide each West Caldwell Non-Retained Employee with compensation that is the same as the compensation provided to such West Caldwell Non-Retained Employee by Seller as of the day before the Closing Date. Buyer shall assume, pay, discharge and be responsible for severance payments under the Severance Plans and Seller's cost of providing medical coverage for the 60 day period following the termination of employment by Seller pursuant to the Welfare Plans arising on or after the Closing Date (in addition to any liabilities assumed by Buyer pursuant to Section 2.2(a) and Section 7.4(h)) with respect to the West Caldwell Non-Retained Employees, regardless of whether or not any of such West Caldwell Non-Retained Employees accept Buyer's offer of employment; PROVIDED that Buyer shall assume, pay, discharge and be responsible for Seller's cost of providing medical coverage to John Wrobel for the 12 month period following the Closing Date.

                  Within 60 days after the Closing Date, Buyer shall elect either to continue to employ or to terminate each West Caldwell Non-Retained Employee. Each West Caldwell Non- Retained Employee who continues in Buyer's employment more than 60 days after the Closing Date shall thereafter receive benefits substantially similar to those provided by Buyer to those of its employees who are similarly situated. Buyer shall assume, pay, discharge and be responsible for Seller's cost of providing medical coverage to each West Caldwell Non-Retained Employee who Buyer terminates within 60 days after the Closing Date or who does not continue in Buyer's employment more than 60 days after the Closing Date (each a "Buyer Terminated West Caldwell Employee") for the 60 day period following Buyer's termination of such Buyer Terminated West Caldwell Employee. Each such Buyer Terminated West Caldwell Employee shall thereafter be eligible for continued medical coverage under Seller's group medical plan pursuant to the provisions (and subject to the limitations) of COBRA; provided that to the extent Buyer provides to any Buyer Terminated West Caldwell Employee medical coverage substantially similar to that provided by Buyer to those of its employees who are similarly situated, such Buyer Terminated West Caldwell Employee shall, after termination, be eligible for continuation of such medical coverage (and shall not be eligible for continued medical coverage under Seller's group medical plan) pursuant to the provisions (and subject to the limitations) of COBRA.

                  Schedule 7.4(b)(ii) sets forth Seller's monthly cost of providing medical coverage to the West Caldwell Non-

Retained Employees following the termination of employment by Seller on the Closing Date of the West Caldwell Non-Retained Employees.

                  (c) Schedule 7.4(c) sets forth the severance payments and related obligations arising under the Severance Plans as of March 31, 1997 with respect to each Business Employee deemed located at the West Caldwell Facility as of the date hereof.

                  (d) BUYER RESPONSIBILITY FOR POST-CLOSING COMPENSATION AND BENEFITS. Except as otherwise provided in this Section 7.4, on and after the Closing Date, Buyer shall be responsible for any and all compensation and benefits of Pueblo Non-Retained Employees and West Caldwell Non-Retained Employees arising from employment by Buyer on or after the Closing Date.

                  (e) WORKER ADJUSTMENT AND RETRAINING NOTIFICATION (WARN). Buyer shall not, at any time prior to 90 days after the Closing Date, effectuate a "plant closing" or "mass layoff" as those terms are defined in the WARN Act affecting in whole or in part any facility, site of employment, operating unit or employee of Seller without complying fully with the requirements of the WARN Act.

                  (f) EMPLOYEE BENEFIT PLANS. On and after the Closing Date, Buyer shall not assume, continue or maintain any Pension Plan or Benefit Arrangement maintained by Seller prior to the Closing Date for Business Employees. Subject to Section 7.4(a), Buyer shall establish or extend such employee benefit plans and programs with respect to Pueblo Non-Retained Employees and West Caldwell Non-Retained Employees hired by Buyer as it may deem appropriate, but shall credit service with respect to eligibility and vesting purposes under any such plan for employment of such a Pueblo Non-Retained Employee or West Caldwell Non-Retained Employee, as the case may be, with Seller.

                  (g) SAVINGS PLAN. In the event Buyer establishes or extends a tax-qualified defined contribution plan with a 401(k) feature to any Pueblo Non-Retained Employee or any West Caldwell Non-Retained Employee, Buyer shall allow eligible rollover distributions from the W.S. Tyler Incorporated Profit Sharing and Savings Plan with respect to such Pueblo Non-Retained Employee and such West Caldwell Non-Retained Employee.

                  (h) BUYER LIABILITY FOR PRE-CLOSING EMPLOYMENT DECISIONS. Notwithstanding anything to the contrary contained herein, Buyer shall be responsible and liable for any claims, actions, payments or other liabilities arising from or out of or in connection with any employment decisions made or actions taken before, on or after the Closing Date by Buyer or any of its agents respecting the Business Employees.

                  (i) COOPERATION. Without limiting the generality of Article 7 or any other provisions of this Agreement, Seller and Buyer agree to furnish each other promptly with such information concerning employees and employee benefit plans, arrangements and policies as is reasonably necessary and appropriate to effect the transactions contemplated by this Article 7.

                  (j) NO THIRD PARTY BENEFICIARIES. Notwithstanding any possible inference to the contrary, neither Seller nor Buyer intends for this Section 7.4 to create any rights or obligations except as between Seller and Buyer, and no past, present or future employees of Seller or Buyer shall be treated as third-party beneficiaries of this Section 7.4.

                  7.5      RETENTION AND ACCESS TO RECORDS.

                  After the Closing, Seller shall be permitted, upon reasonable notice and during normal business hours, access to inspect and copy, at its expense, the books and records relating to the Business prior to the Closing Date and that, notwithstanding the sale of such books and records to Buyer, Seller shall be permitted to retain copies of all such books and records if and to the extent required by law. Buyer further agrees that, during the 7 years following the Closing Date, it shall not destroy or abandon any of the material books and records relating to the Business without the prior written consent of Seller, such consent not to be unreasonably withheld or delayed.

                  7.6      TRADEMARK LICENSE.

                  Buyer shall only use the Licensed Trademarks in accordance with the terms and provisions of the Trademark License.

                  7.7 LIABILITY FOR FAILURE TO CLOSE. Holdings shall guarantee any monetary obligation incurred by Seller and due and owing to Buyer pursuant to this Agreement that arises solely from Seller's failure to effect the Closing in accordance with the terms of this Agreement.

                  7.8      ACCOUNTS RECEIVABLE.

                  (a) Buyer shall use its reasonable best efforts to collect all of Seller's accounts receivable arising from or in connection with the Business on or before the Closing Date ("SELLER'S ACCOUNTS"); PROVIDED that nothing herein shall obligate Buyer to take or threaten to take legal action in order to collect any of Seller's Accounts. If Buyer receives a payment from an account debtor for which there is (i) an outstanding Seller's Account and (ii) an account receivable arising after the Closing Date from Buyer's operation of the Business after the Closing Date, such payment shall be applied to the invoice to which it relates. If it cannot reasonably be determined to which invoice such payment relates, such payment shall be applied to the oldest outstanding invoice of such account debtor not disputed by such account debtor; provided that each invoice shall be deemed to not be in dispute until such time as such account debtor shall have expressly stated to Buyer that such invoice is in dispute. Buyer shall promptly deliver to Seller written notification of any such dispute.

                  (b) Buyer hereby covenants and agrees that Buyer shall not indicate to any account debtor that any payment with respect to any of Seller's Accounts should be sent anywhere except where such payments were being sent immediately prior the Closing Date. Buyer hereby covenants and agrees to remit to Seller by wire transfer within three days of its receipt of same any and all payments which Buyer receives in respect of any of Seller's Accounts.

                  (c) At any time on or after the date that is 45 days after the Closing Date, Seller may request that Buyer deliver to Seller any and all documents, instruments, bills of lading, invoices or other documents relating to any of Seller's Accounts that remain outstanding at the time of such request. Buyer hereby covenants and agrees that it will promptly deliver all such documents, instruments, bills of lading, invoices and other documents upon its receipt of such request. On and after the date which is 60 days after the Closing Date, Seller may undertake any and all collection efforts with respect to any of Seller's Accounts; PROVIDED that Seller shall give Buyer 10 days prior written notice of its intent to institute an Action with respect to any Seller's Account; PROVIDED FURTHER that such written notice may be delivered prior to the date which is 60 days after the Closing Date. Upon Buyer's delivery to Seller of all documents, instruments, bills of lading, invoices and other documents relating to any of Seller's Accounts pursuant to Seller's request therefore, Buyer shall not thereafter be required to pursue any additional collection action with respect to such Seller's Account. Notwithstanding anything to the contrary contained herein, any and all expenses and liabilities incurred by Buyer pursuant to this Section 7.8 shall be for the account of Buyer.

                  (d) Notwithstanding anything to the contrary contained herein, Seller may take any and all action at any time with respect to any account debtor that Seller reasonably believes will commence or be subject to any voluntary or involuntarily bankruptcy proceedings or otherwise be subject to any applicable insolvency or creditors' rights laws.

                  7.9 PRODUCT WARRANTY. Notwithstanding anything to the contrary contained herein, (i) Buyer shall settle product warranty claims with respect to products shipped on or before the Closing Date consistent with the practice of Seller immediately prior to the Closing Date, (ii) Buyer shall not settle any product warranty claims with respect to products shipped on or before the Closing Date in an aggregate amount in excess of the amount reserved for product warranty claims on the Closing Balance Sheet without Seller's prior written approval of each such settlement over such aggregate amount and (iii) subject to Buyer's compliance with this Section 7.9, Seller shall be responsible for payment of all product warranty claims for products shipped before the Closing Date in excess of the amount reserved for product warranty claims on the Closing Balance Sheet.


                                    ARTICLE 8

                             CONDITIONS OF PURCHASE

                  8.1      GENERAL CONDITIONS.

                  The obligations of the parties to effect the Closing shall be subject to the following conditions unless waived in writing by Seller and
Buyer:

                  (a) NO ORDERS; LEGAL PROCEEDINGS. No Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, nor shall any Action have been instituted and remain pending by any Governmental Entity at what would otherwise be the Closing Date, that prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement.

                  (b) APPROVALS. To the extent required by applicable Law, all Permits and Approvals required to be obtained from any Governmental Entity (other than any such Permits or Approvals specifically referred to in Section 8.1(c)), shall have been received or obtained on or prior to the Closing Date, except for such Permits and Approvals which the failure to obtain would not have a Material Adverse Effect.

                  (c) COMPLIANCE WITH ISRA. Seller shall have received from the New Jersey Department of Environmental Protection ("NJDEP") pursuant to the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 ET SEQ., the regulations promulgated thereunder and any amending of successor legislation and regulations ("ISRA"), on or before the Closing Date, any of: (i) a Letter of Non-Applicability based upon an accurate and complete application for the same;
(ii) a De Minimis Quantity Exemption approval based upon an accurate and complete application for the same; (iii) a Negative Declaration approval or No Further Action approval (as such terms are defined under ISRA) or other comparable written determination of the NJDEP that Seller has satisfied the requirements of ISRA with respect to the Leased Real Property and the transactions contemplated by this Agreement; or (iv) a Remediation Agreement (as such term is defined under ISRA) permitting the consummation of the transactions contemplated by this Agreement and committing Seller to conduct and complete to the satisfaction of the NJDEP Seller's obligations under ISRA with respect to the Leased Real Property, including the establishment of a Remediation Funding Source if required by the NJDEP pursuant to ISRA (as such term is defined under ISRA). Seller shall have the sole authority to select the remedial actions necessary for Seller to comply with ISRA with respect to the Leased Real Property, provided that the NJDEP consents to such remedial actions. Anything in the preceding sentence to the contrary notwithstanding, Seller shall not implement at the Leased Real Property any remedial actions or any institutional or engineering controls (as such terms are defined under ISRA) associated with such remedial actions that would materially interfere with Buyer conducting the Business as the Business is conducted immediately prior to the Closing Date.

                  (d) CONSENT OF LANDLORD WITH RESPECT TO LEASE. Seller shall have received the consent of Dowel Associates, as landlord under the Lease, in connection with the assignment of the Lease by Seller to Buyer pursuant to the Lease Assignment.

                  8.2      CONDITIONS TO OBLIGATIONS OF BUYER.

                  The obligations of Buyer to effect the Closing shall be subject to the satisfaction of the following conditions, except to the extent waived in writing by Buyer:


                  (a) REPRESENTATIONS AND WARRANTIES AND COVENANTS OF SELLER. The representations and warranties of Seller herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time; Seller shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and Seller shall have delivered to Buyer certificates of Seller in form and substance satisfactory to Buyer, dated the Closing Date and signed by the President of Seller to such effect.

                  (b) NO MATERIAL ADVERSE EFFECT. There shall not have been any material adverse change in or affecting the Business subsequent to December 31, 1996 which constitutes a Material Adverse Effect, except for changes affecting generally the material handling industry as a whole, including but not limited to changes in or affecting interest rates, securities markets, accounting principles, practices or conventions or applicable laws and regulations (it being understood that Buyer assumes the risks associated with changes of such type from and as of the date of this Agreement).

                  (c) CONSENTS. Seller shall have obtained and provided to Buyer evidence of the receipt of all Approvals and Permits listed on Schedule 4.6 and
Schedule 4.11.

                  (d) BUYER'S FINANCING. Buyer shall have completed the High Yield Offering.

                  (e) ENVIRONMENTAL REPORTS AND CLEARANCES. Buyer shall have received Phase I environmental site assessment reports dated October 30, 1991 with respect to the Owned Real Property from McLaren/Hart Environmental Engineering Corporation. Buyer and its consultants shall have received access to the Owned Real Property, the Leased Real Property and Seller's employees during normal business hours upon 2 days prior written notice to Seller to take samples of soil and groundwater, and to otherwise reasonably investigate potential environmental liabilities relating to the Owned Real Property and the Business. Seller shall have obtained and furnished to Buyer any and all environmental approvals or clearances, if any, required in connection with Seller's disposition of the Purchased Assets other than with respect to Seller's disposition of the Lease and the Leased Real Property.

                  8.3      CONDITIONS TO OBLIGATIONS OF SELLER.

                  The obligations of Seller to effect the Closing shall be subject to the satisfaction of the following conditions, except to the extent waived in writing by Seller:

                  (a) REPRESENTATIONS AND WARRANTIES AND COVENANTS OF BUYER. The representations and warranties of Buyer herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time; Buyer shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Buyer shall have delivered to Seller certificates of Buyer in form and substance satisfactory to Seller, dated the Closing Date and signed by the chief executive officer and chief financial officer of Buyer, to such effect.

                  (b) CONSENTS. Seller shall have obtained the Approvals set forth on Schedule 4.11.


                                    ARTICLE 9

                      TERMINATION OF OBLIGATIONS; SURVIVAL

                  9.1      TERMINATION OF AGREEMENT.

                  Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement shall terminate at the close of business on the earlier to occur of (i) three days after Buyer's receipt of the proceeds (net of fees, commissions and underwriting discounts) of the High Yield Offering and (ii) April 7, 1997, unless extended by mutual consent in writing of Seller and Buyer and may otherwise be terminated at any time before the Closing as follows and in no other manner:

                  (a) MUTUAL CONSENT. By mutual consent in writing of Seller and Buyer.

                  (b) CONDITIONS TO BUYER'S PERFORMANCE NOT MET. By Buyer upon written notice to Seller if any event occurs which would render impossible the satisfaction of one or more conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement as set forth in Section 8.1 or
Section 8.2.

                  (c) CONDITIONS TO SELLER'S PERFORMANCE NOT MET. By Seller upon written notice to Buyer if any event occurs which would render impossible the satisfaction of one or more conditions to the obligation of Seller to consummate the transactions contemplated by this Agreement as set forth in Section 8.1 or
Section 8.3.

                  (d) MATERIAL BREACH. By Buyer or Seller if there has been a material misrepresentation or material breach on the part of the other party in its representations, warranties or covenants set forth herein; PROVIDED, HOWEVER, that if such breach or misrepresentation is susceptible to cure, Seller or Buyer, as the case may be, shall have 10 business days after receipt of notice from the other party of its intention to terminate this Agreement pursuant to this Section 9.1(e) if such misrepresentation or breach continues in which to cure such breach or misrepresentation before the other party may so terminate this Agreement.

                  9.2      EFFECT OF TERMINATION.

                  In the event that this Agreement shall be terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided that the obligations of the parties contained in Section 11.9 and Section 11.12 shall survive any such termination. A termination under Section 9.1 shall not relieve any party of any liability for a breach of, or for any misrepresentation under this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

                  9.3      SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

                  The representations and warranties contained in or made pursuant to this Agreement shall expire on the second anniversary of the Closing except that if a claim or notice is given under Article 10 with respect to any representation or warranty prior to the applicable expiration date, such representation or warranty shall continue indefinitely until the applicable claim is finally resolved; PROVIDED that Seller's representations and warranties contained in Sections 4.13, 4.17, 4.18, 4.19 and 4.20 shall survive indefinitely.


                                   ARTICLE 10

                                 INDEMNIFICATION

                  10.1     OBLIGATIONS OF SELLER.

                  As of the Closing, the Selling Parties agree to indemnify and hold harmless Buyer, and its directors, officers, employees, affiliates, agents and assigns from and against any and all Losses of Buyer, directly or indirectly, as a result of, or based upon or arising from:

                  (a) any material breach or nonperformance of any of the representations, warranties, covenants or agreements made by Seller in or pursuant to this Agreement, the Pueblo Lease, the Trademark License, the Lease Assignment, the Side Letter, the Use Agreement (if any) or the Assumption Agreement; or

                  (b) any other matter as to which Seller in other provisions of this Agreement, the Pueblo Lease, the Trademark License, the Lease Assignment, the Side Letter, the Use Agreement (if any) or the Assumption Agreement has agreed to indemnify Buyer; or

                  (c) any Excluded Liability or other obligation of Seller or any of its Affiliates not assumed by Buyer pursuant to (i) Section 2.2(a) or
(ii) the Side Letter; or

                  (d) the second item set forth in Schedule 4.17.

                  10.2     OBLIGATIONS OF BUYER.

                  As of the Closing, Buyer agrees to indemnify and hold harmless Seller and its respective directors, officers, employees, affiliates, agents and assigns from and against any Losses of Seller, directly or indirectly, as a result of, or based upon or arising from:

                  (a) any material breach or nonperformance of any of the representations, warranties, covenants or agreements made by Buyer in or pursuant to this Agreement, the Pueblo Lease, the Trademark License, the Lease Assignment, the Use Agreement (if any), the Side Letter or the Assumption Agreement; or

                  (b) any other matter as to which Buyer in other provisions of this Agreement, the Pueblo Lease, the Trademark License, the Lease Assignment, the Use Agreement (if any), the Side Letter or the Assumption Agreement has agreed to indemnify Seller; or

                  (c) any liability or obligation assumed by Buyer pursuant to
Section 2.2(a), including, without limitation, obligations assumed or incurred pursuant to the Assumption Agreement or the Side Letter.

                  10.3     PROCEDURE.

                  (a) NOTICE OF THIRD PARTY CLAIMS. Any party seeking indemnification of any Loss or potential Loss arising from a claim asserted by a third party (including but not limited to a notice of Tax audit or request to waive or extend a statute of limitations applicable to any Tax) shall give written notice to the party from whom indemnification is sought. Written notice to the Indemnifying Party of the existence of a third-party claim shall be given by the Indemnified Party within 20 days after its receipt of a written assertion of liability from the third party, including in the case of tax matters, written notice of any tax audit that might result in such a claim. The Indemnified Party shall have no obligation to provide written notice of the existence of an Indemnifiable Claim to the Indemnifying Party where the third party does not clearly and unambiguously assert liability in writing and the Indemnified Party shall not be foreclosed by any failure to provide timely notice of the existence of a third party claim to the Indemnifying Party except to the extent that the Indemnifying Party incurs an out-of-pocket expense or otherwise has been materially prejudiced as a direct result of such delay.

                  (b) DEFENSE. At the request of the Indemnified Party, the Indemnifying Party shall promptly assume the costs of defense of an Indemnifiable Claim. The Indemnifying Party shall retain experienced counsel reasonably satisfactory to the Indemnified Party and thereafter shall control defense of the claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to retain counsel of its choice and control the defense of the Indemnifiable Claim under any of the following circumstances:

                            (i) The Indemnifying Party fails to assume the defense of an Indemnifiable Claim within five days after receiving written notice of the existence of the claim; or

                           (ii) The Indemnifying Party agrees to assume the defense of an Indemnifiable Claim but either reserves its rights to challenge, or does not upon request acknowledge in writing, its obligation to indemnify the party seeking indemnity with respect to the Indemnifiable Claim; or

                           (iii) The persons against whom the Indemnifiable Claim shall have been brought, asserted or threatened (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and the Indemnified Party is advised by counsel that there may be one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party.

If the Indemnifying Party does not assume such defense or the Indemnified Party has the right to control the defense of the Indemnifiable Claim, the Indemnified Party may compromise or settle the Indemnifiable Claim on behalf of and for the account and risk of the Indemnifying Party, who shall be bound by the result. In all cases, the party without the right to control the defense of the Indemnifiable Claim may participate in the defense at its own expense. The parties shall cooperate in the defense of all third party claims which may give rise to Indemnifiable Claims hereunder. In connection with the defense of any claim, each party shall make available to the party controlling such defense, any books, records or other documents within its control that are reasonably requested in the course of such defense.

                  (c) SETTLEMENT LIMITATIONS. Notwithstanding anything in this
Section 10.3 to the contrary, the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Indemni-fiable Claim or permit a default or consent to entry of any judgment unless the claimant provides to the Indemnified Party an unqualified release from all liability in respect of the Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party's willingness to accept the settlement offer and pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Indemnifiable Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the Losses of the Indemnified Party relating to such Indemnifiable Claim through the date of its rejection of the settlement offer or
(B) the aggregate Losses of the Indemnified Party with respect to such Indemnifiable Claim. If the Indemnifying Party makes any payment on any Indemnifiable Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Indemnifiable Claim.

                  10.4     LIMITATIONS ON INDEMNIFICATION.

                  No party shall be required to indemnify any other Person under this Article 10 unless and until all such claims for which damages are recoverable hereunder by Buyer or Seller, as the case may be, exceed $100,000 in the aggregate (the "Deductible"); PROVIDED, HOWEVER, that Buyer or Seller, as the case may be, shall be liable only for the amount by which all such recoverable damages exceed the

Deductible. Any Indemnifiable Claim with respect to any breach or nonperformance by either party of a representation, warranty, covenant or agreement shall be limited to the amount of actual damages sustained by the Indemnified Party by reason of such breach or nonperformance, less (i) the dollar amount of any permanent tax benefit on a present value basis (with any tax benefit in future taxable years to be discounted based on a rate of 10% per annum) to Buyer's consolidated tax group (based on an assumed ordinary composite tax rate of 40%) by reason of such Losses and (ii) the dollar amount of any insurance proceeds receivable by Buyer with respect to such Losses.

                  10.5     SURVIVAL.

                  This indemnification shall survive the Closing and shall remain in effect for a period of two years after the date of Closing; PROVIDED that Seller's obligation to indemnify Buyer pursuant to Section 10.1(a) (i) with respect to the representations and warranties contained in Sections 4.13, 4.17, 4.18, 4.19 and 4.20 shall survive indefinitely, (ii) with respect to Seller retaining liability (a) for Taxes payable with respect to the Business for any period ending on or before the Closing Date pursuant to Section 2.2(b)(iii) shall survive until the end of the applicable statutes of limitations (including applicable extensions) and (b) pursuant to Section 2.2(b)(vii) and Section 2.2(b)(viii) shall survive indefinitely; PROVIDED FURTHER that Buyer's obligation to indemnify Seller pursuant to Section 10.2 with respect to the liabilities which Buyer has assumed and/or agreed to pay, discharge and be responsible for pursuant to Section 7.4 and any other agreement of Buyer pursuant to Section 7.4 shall survive indefinitely. Any matter as to which a claim has been asserted by notice to the other party that is pending or unresolved at the end of any limitation period shall continue to be covered by this Article 10 until such matter is finally terminated or otherwise resolved subject to applicable statutes of limitations by the parties and settled under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

                  10.6     NOT EXCLUSIVE REMEDY.

                  This Article 10 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation.

                  10.7     OFFSET.

                  (a) If any matter as to which Seller may be able to assert a claim hereunder is pending or unresolved at the time any payment is due from Seller to Buyer under this Agreement, Seller shall have the right, in addition to other rights and remedies (whether under this Agreement or applicable Law), to withhold from such payment an amount equal to the amount of the claim (provided it has been or is then asserted in writing against Buyer in accordance with the provisions hereof) until such matters are resolved. If it is finally determined that such claims are covered by this Article, the amount of such claims may be offset against the retained payments and the remainder, if any, shall be delivered to Buyer pursuant to this Agreement together with interest on such remainder payable from the date such remainder was withheld until paid at the rate of 10% per annum.

                  (b) If any matter as to which Buyer may be able to assert a claim hereunder is pending or unresolved at the time any payment is due from Buyer to Seller under this Agreement, Buyer shall have the right, in addition to other rights and remedies (whether under this Agreement or applicable Law), to withhold from such payment an amount equal to the amount of the claim (provided it has been or is then asserted in writing against Seller in accordance with the provisions hereof) until such matters are resolved. If it is finally determined that such claims are covered by this Article, the amount of such claims may be offset against the retained payments and the remainder, if any, shall be delivered to Seller pursuant to this Agreement together with interest on such remainder payable from the date such remainder was withheld until paid at the rate of 10% per annum.


                                   ARTICLE 11

                                     GENERAL

                  11.1     AMENDMENTS; WAIVERS.

                  This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of Seller, Holdings and Buyer. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

                  11.2     SCHEDULES; EXHIBITS; INTEGRATION.

                  Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith. Without limiting the effect of the foregoing provisions of this Section 11.2, except as expressly set forth in Article 4 and
Article 5, neither of the parties is making or shall be deemed to have made any representation or warranty of any kind, either express or implied, including, without limitation, any representation or warranty with respect to any information provided to Buyer by Donaldson, Lufkin & Jenrette Securities Corporation.

                  11.3     BEST EFFORTS; FURTHER ASSURANCES.

                  (a) COMMITMENT TO BEST EFFORTS. Subject to the rights of Seller or Buyer, as the case may be, under Section 9.1, (i) such party shall use its best efforts to cause all conditions to its obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable, (ii) such party shall cooperate with the other party in such actions and in securing requisite Approvals and (iii) such party shall execute and deliver such further documents and take such other actions as may be necessary or appropriate to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

                  (b) LIMITATION. As used in this Agreement, the term "best efforts" shall not mean efforts which require the performing party to do any act that is unreasonable under the circumstances, to make any capital contribution or to expend any funds other than in payment of reasonable out-of-pocket expenses incurred in satisfying obligations hereunder, including but not limited to the fees, expenses and disbursements of its accountants, actuaries, counsel and other professional advisers.

                  11.4     GOVERNING LAW.

                  This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal law or are governed by the law of the jurisdiction of incorporation of the respective parties.

                  11.5     NO ASSIGNMENT.

                  Neither this Agreement (nor related agreements pursuant to this Agreement) nor any rights or obligations under any of them are assignable.

                  11.6     HEADINGS.

                  The descriptive headings of the articles, sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

                  11.7     COUNTERPARTS.

                  This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise therein provided) when one or more counterparts have been signed by each party and delivered to the other party.

                  11.8     PUBLICITY AND REPORTS.

                  Seller and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement, and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without consulting with the other party except to the extent that a particular action is required by applicable Law.

                  11.9     CONFIDENTIALITY.

                  All information disclosed by any party (or its representatives) whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its representatives) shall be kept confidential by such other party and its representatives and shall not be used by any such Persons other than as contemplated by this Agreement, except to the extent that such information (i) was known by the recipient when received, (ii) it is or hereafter becomes lawfully obtainable from other sources, (iii) is necessary or appropriate to disclose to a Governmental Entity having jurisdiction over the parties, (iv) as may otherwise be required by Law or (v) to the extent such duty as to confidentiality is waived in writing by the other party. If this Agreement is terminated in accordance with its terms, each party shall use all reasonable efforts to return upon written request from the other party all documents (and reproductions thereof) received by it or its representatives from such other party (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this Section 11.9, unless the recipients provide assurances reasonably satisfactory to the requesting party that such documents have been destroyed.

                  11.10       PARTIES IN INTEREST.

                  This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to, or to confer any right of subrogation or action over or against, any party to this Agreement.

                  11.11       NOTICES.

                  Any notice or other communication hereunder must be given in writing and either (i) delivered in person, (ii) transmitted by facsimile or
(iii) mailed by certified or registered mail, postage prepaid, as follows:

                  IF TO SELLER, ADDRESSED TO:

                  W.S. Tyler, Incorporated
                  c/o Process Technology Holdings, Inc.
                  Post Office Box 8900
                  3200 Bessemer City Road
                  Gastonia, North Carolina  28053
                  Attention:  Randy A. Bakeberg
                  Facsimile: (704) 865-6533

                  WITH A COPY TO:

                  O'Melveny & Myers LLP
                  153 East 53rd Street
                  New York, New York  10022
                  Attention:  Drake S. Tempest, Esq.
                  Facsimile:  (212) 326-2061

                  IF TO HOLDINGS, ADDRESSED TO:

                  Process Technology Holdings, Inc.
                  Post Office Box 8900
                  3200 Bessemer City Road
                  Gastonia, North Carolina  28053
                  Attention:  Randy A. Bakeberg
                  Facsimile: (704) 865-6533

                  WITH A COPY TO:

                  O'Melveny & Myers LLP
                  153 East 53rd Street
                  New York, New York  10022
                  Attention:  Drake S. Tempest, Esq.
                  Facsimile:  (212) 326-2061


                  IF TO BUYER, ADDRESSED TO:

                  Continental Conveyor & Equipment Company
                  6140 Parkland Boulevard
                  Mayfield Heights, Ohio  44124
                  Attention:  Joseph L. Mandia
                  Facsimile:  (216) 449-3112

                  WITH A COPY TO:

                  Squire, Sanders & Dempsey L.L.P.
                  4900 Key Tower
                  127 Public Square
                  Cleveland, Ohio  44114
                  Attention:  David A. Zagore, Esq.
                  Facsimile:  (216) 479-8610

or to such other address or to such other person as such party shall have last designated by such notice to the other parties. Each such notice or other communication shall be effective (i) if given by facsimile, when transmitted to the applicable number so specified in (or pursuant to) this Section 11.11 and an appropriate answerback is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

                  11.12       EXPENSES.
                              --------

                  (a) Except as expressly provided to the contrary in this
Section 11.12 or elsewhere in this Agreement, each of Seller and Buyer shall pay its own expenses incident to the negotiation, preparation and performance of this

Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of its investment bankers, accountants and counsel and of securing third party consents and approvals required to be obtained by it except as otherwise expressly provided in this Section 11.12.

                  (b) Seller shall pay (i) any documentary transfer tax, real property transfer or gains tax, and any income, franchise or revenue tax or excise tax (and any surtax thereon) due in connection with the consummation of the transactions contemplated by this Agreement and (ii) 50% percent of all other closing costs with respect to transfers of specified types of properties.

                  (c) Buyer shall pay (i) all document recording fees and charges, (ii) 50% percent of the aggregate closing costs referred to in Section 11.12(b)(ii) and (iii) all costs, fees and expenses of Buyer and E & Y in connection with the preparation of Buyer's Signing Financials.

                  11.13       REMEDIES; WAIVER.

                  Except to the extent this Section 11.13 is inconsistent with any other provision in this Agreement or applicable law, all rights and remedies existing under this Agreement and any related agreements or documents are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable Law. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

                  11.14       KNOWLEDGE CONVENTION.

                  Whenever any statement herein or in any schedule, exhibit, certificate or other documents delivered to any party pursuant to this Agreement is made "to the knowledge" or "to the best knowledge" or words of similar intent or effect of any party or its representative, such person shall make such statement only after conducting a diligent investigation of the subject matter thereof, and each statement shall be deemed to include a representation that such investigation has been conducted.

                  11.15       REPRESENTATION BY COUNSEL; INTERPRETATION.

                  Each party acknowledges that such party has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.

Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

                  11.16       NO CONSEQUENTIAL DAMAGES.

                  Notwithstanding anything to the contrary elsewhere in this Agreement, no party (or its Affiliates) shall, in any event, be liable to the other party (or its Affiliates) for any consequential damages, including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

                  11.17       SUBMISSION TO JURISDICTION.

                  Any Action with respect to this Agreement or any related agreement may be brought in the courts of the State of New York, the State of Ohio or of the United States of America for the Southern District of New York or the Northern District of Ohio, and each party hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts. Each party hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of FORUM NON CONVENIENS, which it may now or hereafter have to the bringing of any Action in those jurisdictions.

                  11.18       WAIVER OF JURY TRIAL.

                  EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED, OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED AGREEMENT AND AGREES THAT ANY ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.


                          ----------------------------

                           [Intentionally Left Blank]

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.



                         W.S. TYLER, INCORPORATED



                         By:  /s/ [ILLEGIBLE]
                             ----------------------------

                         Its:
                             ----------------------------



                         PROCESS TECHNOLOGY HOLDINGS, INC.



                         By:  /s/ [ILLEGIBLE]
                             ----------------------------

                         Its:
                             ----------------------------



                         CONTINENTAL CONVEYOR &
                           EQUIPMENT COMPANY



                          By: /s/ J. L. Mandia
                             ----------------------------

                         Its: Vice President
                             ----------------------------








                                        1